SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (Amendment No. ) 1


                         Spectrum Pharmaceuticals, Inc.
                         ------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    84763A108
                                    ---------
                                 (CUSIP Number)

                                  May 21, 2004
                                  ------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|  Rule 13d-1(b)

        |X|  Rule 13d-1(c)

        |_|  Rule 13d-1(d)


                               (Page 1 of 5 Pages)

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        1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO.  84763A108     13G       Page      2       of       5      Pages
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     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) |_|

                                                                                                    (b) |_|
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     3       SEC USE ONLY


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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
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                                    5       SOLE VOTING POWER
           NUMBER OF
            SHARES                          0
         BENEFICIALLY        -----------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
            EACH
          REPORTING                         681,542
           PERSON            -----------------------------------------------------------------------------------------------
            WITH                    7       SOLE DISPOSITIVE POWER

                                            0
                             -----------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            681,542
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     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             681,542
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    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

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    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.08%
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    12       TYPE OF REPORTING PERSON*

             PN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO.  84763A108     13G       Page      3       of       5      Pages
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                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)


ITEM 1(A).  NAME OF ISSUER:

         Spectrum Pharmaceuticals, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         157 Technology Drive
         Irvine, California 92618

ITEM 2(A).  NAME OF PERSON FILING:

         Galleon Management, L.P.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         Galleon Management, L.P.
         135 East 57th Street, 16th Floor
         New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

         United States

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $.001 per share

ITEM 2(E).  CUSIP NUMBER:

         84763A108

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CUSIP NO.  84763A108     13G       Page      4       of       5      Pages
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ITEM 3. IF THIS STATEMENT IS FILED  PURSUANT TO RULE  13D-1(B),  OR 13D-2 (B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP.

         (a)  Amount Beneficially Owned:

                       681,542 shares of Common Stock

         (b)  Percent of Class:

                       5.08%

         (c)  Number of shares as to which such person has:

                    (i)  Sole power to vote or to direct the vote: 0

                   (ii)  Shared power to vote or to direct the vote: 681,542

                  (iii) Sole power to dispose or to direct the disposition of: 0

                   (iv) Shared power to dispose or to direct the disposition of: 681,542

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                      Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Of the shares of Common Stock being reported as beneficially owned by the Reporting Person: (i) 465,792 are held by an offshore entity of which the Reporting Person is its investment manager; (ii) 118,350 are held by an offshore entity of which the Reporting Person is its investment manager;
(iii) 65,750 are held by a limited partnership of which the Reporting Person is its management company; and (iv) 31,650 are held by a limited partnership of which the Reporting Person is its management company. Each of the entities named or described in (i) - (iv) of this Item 6 has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock.

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CUSIP NO.  84763A108     13G       Page      5       of       5      Pages
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     May 26, 2004
                                     -----------------
                                     Date


                                     /s/ Raj Rajaratnam
                                     ------------------
                                     Raj Rajaratnam, Managing Member of
                                     Galleon Management, L.P.'s General Partner